N-CSR Exhibit for Item 13(a)(4): Change in Independent Registered Public Accounting Firm

June 24, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Glenmede Fund, Inc. and the Glenmede Portfolios (copied below), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 13(a)(4) of Form N-CSR on behalf of the Glenmede Fund, Inc. and the Glenmede Portfolios for the period ended April 30, 2024. We agree with the statements concerning PricewaterhouseCoopers LLP contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

The Glenmede Fund, Inc. and The Glenmede Portfolios

Change in Independent Registered Public Accounting Firm

On January 9, 2024, the Fund, by action of the Board upon the recommendation of its Audit Committee, selected Cohen & Company, Ltd. as the independent registered public accounting firm to audit the Fund’s financial statements for the fiscal year ending October 31, 2024. During the Fund’s fiscal years ended October 31, 2023 and October 31, 2022, neither the Fund nor anyone on its behalf has consulted with Cohen & Company, Ltd. on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(l)(iv) of Item 304 of Regulation S-K under the Securities Exchange Act of 1934, as amended ("Regulation S-K")) or reportable event (as described in paragraph (a)(l)(v) of said Item 304).

PricewaterhouseCoopers LLP was dismissed as the independent registered public accounting firm to the Fund effective January 11, 2024. PricewaterhouseCoopers LLP’s reports on the Fund’s financial statements for the fiscal years ended October 31, 2023 and October 31, 2022 contained no adverse opinion or disclaimer of opinion nor where they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund’s fiscal years ended October 31, 2023 and October 31, 2022, (i) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such fiscal years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(l)(v) of Regulation S-K.

The Fund has requested that PricewaterhouseCoopers LLC furnish it with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers LLP agrees with the statements contained above. A copy of the letter from PricewaterhouseCoopers to the Securities and Exchange Commission is filed as an exhibit hereto.